Exhibit 10

Executive Officer Incentive Program

Introduction

An integral part of Provident Bank’s (the “Bank”) and Provident New York Bancorp’s (the “Company”) total compensation policy is the Executive Officer Incentive Plan. This plan is designed to reward Executive Officers for business achievements beyond normal position responsibilities to the extent that those efforts contribute measurably to the Company’s attainment of its financial goals that enhance shareholder and franchise value.

Program Description

This plan is designed to evaluate major categories of executive management accountability. Each area of accountability contains several performance measures that reflect overall quality of performance. Among them are actual versus plan performance measures, comparison of performance to peers, and the results of third party assessments from regulators and analysts. Not all measures have equal weight. The Executive Compensation Committee (the “Committee”) will determine annually which measures of performance should have higher priority for the coming year and will inform the Board of Directors as part of the annual planning process.

PERFORMANCE CATEGORIES

Quality and Level of Earnings

This category measures not only absolute earnings levels, but also the consistency of those earnings and, as a result, their contribution to building franchise value. In stressing the quality of earnings we recognize that short term tactics and unusual events do not necessarily contribute to building franchise value. Key performance measures in this category include maintenance of or improvement in net interest margin and evaluations of core earnings from banking activities. Efficiency and productivity measures are also included in this category, reflecting management efforts to optimize resources while achieving appropriate overall returns. Core earnings are defined in this context as earnings achieved without giving effect to accounting changes and one time events. Since performance is affected by broader economic issues, peer comparison is also included to establish earnings performance relative to the industry.

Stock Performance

This category provides a number of measures of the performance of Company stock over the course of the plan period. While absolute EPS growth is a key measure, this section also provides EPS measures in comparison to analyst expectations and peer group performance. These measures provide a context for evaluating management effectiveness in improving market capitalization and are considered in the context of industry and stock market performance.

Balance Sheet Management

This category includes measures of asset/liability management, capital management and loan and investment portfolio management. Other factors include measures of results in meeting asset and liability targets and achieving appropriate returns. As a result this category is often the most comprehensive reflection of Management effectiveness in both financial decision making and business generation. Performance here, as in other categories, is measured in comparison to peers.

Market Share Growth

Market Share is a key expression of franchise value. The measurements in this category reflect both absolute and relative performance in maintaining or improving market share. While there are limitations in the data behind these measures, the measures used generally are the best available for each category and those most widely accepted.

Risk Management

Risk management is a discipline fundamental to all activities within the Company and the Bank. This category measures management effectiveness across all risk categories. The measures reflect outside assessments of risk as well as internal evaluations. As in the above categories, results are measured in relation to plan, peer performance where available, and analyst expectations.

Plan Eligibility

The President and CEO participates in the Executive Officer Incentive Plan each year and recommends to the Committee other executive officers for participation in the Plan. Based on these recommendations, the Committee approves the participants in the plan and reports on its decisions to the Board of Directors.

With the recommendation of the President and CEO, Executive Officers who become employed during the incentive year may become participants in that year’s incentive plan upon approval of the Committee. The Committee will then inform the Board of Directors of its action at the next scheduled meeting of the Board. In such instances, the Executive Officer will be eligible for a pro-rated award based on the number of months worked within the incentive year.

Process for Determining Executive Officer Plan Incentive Goals

Within the five categories spelled out above there are several measures of performance and results including performance relating to the annual plan. The Committee has the discretion each year to determine which measures will have higher priority in measuring executives’ performance based on the Committee’s determination of the contribution of each performance category to overall franchise value.

Establishing these targets is part of the annual business planning process, which is described below.

Timing and Other Matters:

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Management will present to the Board of Directors an annual business plan in September of each year for review, consideration and approval. Within 60 days of the presentation to the Board of the annual business plan, the President and CEO will provide the Committee with the recommended ranking of performance categories for the group.

•	The performance category weightings will be determined by the Committee after considering the recommendation and the sum of the weightings shall equal one hundred.

•	Upon approval of the category ranking by the Committee, the Committee will inform the Board of Directors of the rankings at the next scheduled board meeting.

Executive Officer Incentive Plan – Award Amounts

President and CEO

The President and CEO’s Executive Officer Incentive Award is granted annually by the Committee based on a review of the Bank’s achievements in the defined categories.

•	The President and CEO’s target award level is 40% of the base salary upon successful performance in the five categories listed above.

•	The President and CEO’s award level may vary from 0% of target to 150% of target if the performance rating so warrants.

Executive Officers

Awards to other Executive Officer participants in this program are granted by the Committee after considering the assessment of the executive’s performance by the President and CEO, who recommends the awards based on the Bank’s achievements in the defined categories.

•	An Executive Officer target award level is 30% of the individual’s base salary upon successful performance in the five categories listed above.

•	An Executive Officer award level may vary from 0% of target to 150% of target if the performance ratings so warrant.

Executive Officer Incentive Award for Significant Performance

In an unpredictable, fast-changing business climate, there might be significant events and/or extraordinary factors, particularly those that will have a long term benefit to the Bank and the Company that should be considered when determining potential awards for Executive Officers.

In such circumstances, the Board of Directors at its discretion, following receipt of proposed awards by the Committee, may elect to grant an incentive award to Executive Officer participants based on the Bank’s overall performance, in light of these significant events and/or extraordinary factors.

CALCUATION OF EXECUTIVE OFFICER INCENTIVE AWARDS

Performance Goals Payout Factor

At the end of the fiscal year, each category will be rated on a scale of 1 to 5. Standards for ratings are as follows:

1 = Unsatisfactory

2 = Marginally Satisfactory

3 = Satisfactory Performance

4 = Above Satisfactory

5 = Outstanding

Calculation of Overall Rating:

The score for each category is determined by multiplying the performance rating by the category weight; the category weights total 100. The overall score is determined by summing the scores for each category.

Total Score	Payout Level
Less than 300	0%
300	50% of Target
350	75% of Target
400	100% of Target
425	125% of Target
450	150% of Target

If two out of five categories receive a score of 1, no payout is earned.

Precondition for Eligibility to Receive Awards

All Executive Officers who participate in the plan must have received a satisfactory performance appraisal in the prior year and be considered to be employees in good standing in the sole discretion of the Committee. The President and CEO will make a recommendation to the Committee regarding the performance of the other participants.

Approval and Authorization of Awards for the President and CEO

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The amount of award for which the President and CEO is eligible is presented to the Committee by the Committee Chairman. The Committee is authorized to pay out the award based on the performance weightings approved for the fiscal year.

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The Committee will review and determine whether the amount of the award should be adjusted based on extraordinary circumstances that have occurred and might have affected in a significant way the Company’s overall performance. If an adjustment to the award is deemed appropriate, the Committee will present the proposed adjusted awards to the Board of Directors for approval.

Approval and Authorization for Executive Officers

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The amount of the awards for which the other Executive Officers are eligible is presented by the President and CEO to the Committee for its consideration and action. The Committee is authorized to pay out awards based on the performance weightings approved for the fiscal year.

•

The President and CEO will recommend to the Committee whether the amount of the awards should be adjusted based on extraordinary circumstances that have occurred and might have affected in a significant way the Company’s overall performance. If an adjustment to the award is deemed appropriate, the Committee will present the proposed adjusted awards to the Board of Directors for approval.

Timing of Payment of Awards

Executive Officer Incentive Plan participants will receive their incentive awards within 30 days of approval, but in any event no later than 75 days after the close of the fiscal year.

Participant Vested Rights

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Eligible Executive Officers employed throughout the full incentive plan year are eligible to receive any incentive awards they have earned as provided for in the Executive Officer Management Incentive Plan.

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Executive Officer participants who die, become disabled or retire on a satisfactory basis prior to the end of the incentive year are eligible for a pro-rated award. In the event of the death of an eligible Executive Officer, any earned incentive awards will be paid to the Executive Officer’s estate.

•	Incentive payments for financial results will be pro-rated to the number of months worked within the incentive year before termination for any of the reasons stated above.

•	Incentive payments for results related to business strategies and/or initiatives will be evaluated, assessed and awarded as they would have been at the end of the incentive year.

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An Executive Officer participant (1) who voluntarily terminates employment, other than as a result of retirement, or (2) whose employment is involuntarily terminated by the Bank or the Company prior to the end of the incentive year, or who, in either case (1) or (2), is not considered to have been an employee in good standing during all applicable periods as determined by the Committee, forfeits eligibility for any incentive award.